EXHIBIT 10.38

December 17, 2003

Mr. Randall Bresee

Dear Randy:

This letter supersedes the letter dated December 16, 2003, and is to confirm the termination of your employment with Tarantella effective January 5, 2004, as a result of the recent change in control.

1.	Termination Payment

•	As has been agreed, your Termination Payment will be $203,000, paid in a lump sum.

•	This payment is conditioned upon your execution of the Release which is included with this letter.

2.	Benefits Continuation

•	You and your eligible dependents shall continue to be eligible to participate during the Benefit Continuation Period in medical, dental, health and other fringe benefit plans and arrangements applicable to you immediately prior to your Involuntary Termination on the same terms and conditions in effect for you and your dependents immediately prior to such Involuntary Termination. We will also reimburse you for the cost of converting your current life and long term disability insurance to individual coverage. We will provide this reimbursement for the length of your benefit continuation period.

•	This coverage will continue until the earlier of (i) the twelve month anniversary of the Date of Termination and (ii) the date that you and your dependents are eligible and elect coverage under the plans of a subsequent employer which provide substantially equivalent or greater benefits to you and your dependents.

3.	Release

•	Your right to the Termination Payment shall be conditioned upon your execution of a release in favor of the Company in substantially the form of the release required for the receipt of severance payments under the Severance Plan (as in effect on the date of this Agreement) which is not revoked by you within the revocation period specified therein.

4.	Stock Options

•	Stock options granted to you shall vest and become fully exercisable upon your termination. Your exercise window has been extended through January 5, 2005. Please contact StockPlan for exact details regarding your options and the process of exercising those shares.

5.	Consulting Availability

•	You have agreed to be available to provide consulting services to Tarantella for a 12 month period. This period will end January 5, 2005.

•	As payment for your consulting availability, you will also receive 105,000 shares of restricted stock. The Shares are subject to a risk of forfeiture in the event of certain terminations of service relationship, which risk of forfeiture will lapse over time based on continued performance of services or earlier upon a change of control of Tarantella, Inc.

6.	Equipment

•	You may keep your laptop computer and the SonicWall network hardware that is installed in your home. In addition, Tarantella will continue to pay your cell phone through January 5, 2005.

7.	Confidential Information

•	You agree not to disclose, either while in the Company’s employ or at any time thereafter, to any person not employed by the Company and not engaged to render services to the Company any confidential information obtained while in the employ of the Company (including, without limitation, any of the Company’s inventions, processes, methods of distribution, customer or trade secrets). This section shall not preclude you from the use or disclosure of information known generally to the public or of information not considered confidential by the Company or from making disclosures required by law or court order.

•	You agree that upon leaving the Company’s employ, you will not remove from the Company’s possession, without the prior written consent of an officer authorized to act in the matter by the Board of Directors, any business plans, financial information, product pricing information, or other documents which are of a confidential nature (including, without limitation, its methods of distribution).

•	You agree to continue to abide by the terms and conditions of the Proprietary Information Agreement signed upon the commencement of your employment with Company.

Please refer to your change in control agreement for more information on the terms and conditions related to each of these benefits and payments.

I wish you all the best and a lot of fun in your future endeavors. Please keep in touch.

Kind regards,

/s/    Sylvia Johnston

Sylvia Johnston

Director, Human Resources

SEVERANCE AGREEMENT AND RELEASE

Employee 40 years of age or older

Randy Bresee

This Severance Agreement and Release (“Release”) is entered into by and between Randy Bresee and Tarantella, Inc. on this 17th day of December 2003.

1. My employment with Tarantella will end as of January 5, 2004. I will have no right to employment with Tarantella after that date and Tarantella will have no obligation to employ me after that date. I have received or will receive regardless of the execution of this agreement, all Salary together with any accrued but unused vacation pay, less deductions, in my final paycheck earned through my termination date.

2. Pursuant to the letter agreement which addressed the terms and conditions of my employment in the event of a change in control of the Company, Tarantella has offered me, and I have agreed to accept, a Termination Payment in the amount of $203,000 (less appropriate withholding taxes). I will also receive full base salary for the month of January 2004. I understand that this sum is an additional benefit for which I am not eligible unless I elect to sign this Release. I further understand that this sum is in lieu of any other severance payments.

3. On behalf of myself, my heirs, executors, administrators, successors, assigns, I release and discharge Tarantella, its successors, assigns, affiliates, directors, officers, representatives, agents and employees from any and all claims, charges, actions and causes of action with respect to, or arising out of, my offer of employment, my employment or the termination of my employment with Tarantella. This includes, but is not limited to, claims in contract or in tort or arising under federal, state, or local laws prohibiting sex, age, race or any other forms of discrimination or claims growing out of any legal restrictions on Tarantella’s rights to terminate its employees. The only exceptions are any claims I may have for unemployment compensation and workers’ compensation.

4. I understand and expressly agree that this Release extends to all claims (except for unemployment and workers’ compensation as described above) arising before I sign this release of every nature and kind whatsoever, whether known to me or not as provided by California Civil Code Section 1542. Section 1542 states “A general release does not extend to claims which the creditor (employee) does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor (Tarantella). I agree to waive that right and affirm my intention to release not only claims known but those unknown to me which arose or may arise out of my employment with Tarantella or its termination, and I hereby release all such known and unknown claims.

5. I agree that I will continue to be bound by the terms of the Proprietary Information Agreement which I have previously executed.

6. I will keep this Release confidential and will not reveal its contents to anyone except my lawyer or my spouse.

7. All disputes under this Release shall be settled by final and binding arbitration in the County of Santa Cruz, California, in accordance with the rules of the American Arbitration Association, or its successor, and judgment upon the award rendered may be entered in any court having jurisdiction. If there is a dispute with respect to this Release, the prevailing party will be entitled to its reasonable attorneys’ fees and other expenses incurred in resolving the dispute.

8. This Release contains the entire agreement between Tarantella and me with respect to any matters referred to in the Release. I understand and agree that this Release shall not be deemed or construed at any time as an admission of liability by either myself or Tarantella.

9. If any one or more of the provisions contained in this Release is, for any reason, held to be unenforceable in any respect under any federal or state law, such unenforceability shall not affect any other provision of this Release, but rather, the remaining provisions of this Release shall be enforced as if such unenforceable provision or provisions had never been contained herein.

10. The following is required by the Older Workers Benefit Protection Act:

I understand that I have up to 45 days from the date of this Release to accept the terms of this Severance Agreement and Release.

To accept the Release, I must date and sign the Release and return it to Tarantella’s Human Resources Department. I will still have an additional 7 (seven) days after I execute this release in which to revoke my acceptance. To revoke, I must send Tarantella a written statement of revocation. If I do not revoke, the eighth day after the date of my acceptance will be the “effective date” of the agreement.

11. The Additional Severance Amount referred to above will be due and payable to me within five days of the expiration of the period in which I may revoke this Release if I choose not to revoke the Release. If I choose to revoke this Release then the Additional Severance Payment will not be due or payable and the Release will have no effect.

12. Before signing my name to this release, I state that: I have read it; I understand it and know that I am giving up important rights; I am aware of my right to consult an attorney before signing it; and I have signed it knowingly and voluntarily.

Date:	December 17, 2003	/s/ Randall Bresee
Employee Signature

Randall Bresee
Employee name printed

Date:	December 17, 2003	/s/ Sylvia Johnston
On behalf of Tarantella